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                                                                     Exhibit 2
                                                                Execution Copy



                                MERGER AGREEMENT

                                      AMONG

                      T ACQUISITION L.P., T ACQUISITION CO.

                                       AND

                                TAB PRODUCTS CO.

                              As of July 29, 2002



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                                TABLE OF CONTENTS

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
1.      Definitions...............................................................................................1

2.      Basic Transaction.........................................................................................7

        (a)    The Merger.........................................................................................7
        (b)    The Closing........................................................................................7
        (c)    Actions at the Closing.............................................................................7
        (d)    Effect of Merger...................................................................................8
        (e)    Procedure for Payment..............................................................................9
        (f)    Stock Option Plans and Warrants...................................................................10
        (g)    Closing of Transfer Records.......................................................................11
        (h)    Dissenting Shares.................................................................................11

3.      Representations And Warranties Of The Company............................................................11

        (a)    Organization, Qualification, and Corporate Power..................................................11
        (b)    Capitalization....................................................................................12
        (c)    Subsidiaries......................................................................................13
        (d)    Authorization of Transaction......................................................................13
        (e)    SEC Documents; Financial Statements; Undisclosed Liabilities......................................14
        (f)    Noncontravention..................................................................................15
        (g)    Brokers' Fees; Schedule of Transaction Fees.......................................................15
        (h)    Title to Assets...................................................................................16
        (i)    Events Subsequent to Most Recent Fiscal Year End..................................................16
        (j)    Legal Compliance..................................................................................18
        (k)    Taxes.............................................................................................18
        (l)    Real Property.....................................................................................19
        (m)    Intellectual Property.............................................................................21
        (n)    Contracts.........................................................................................23
        (o)    Insurance.........................................................................................24
        (p)    Litigation........................................................................................25
        (q)    Employees.........................................................................................25
        (r)    Employee Benefits.................................................................................25
        (s)    Environmental Matters.............................................................................27
        (t)    Certain Business Relationships With Company and Its Subsidiaries..................................27
        (u)    Rights Agreement; Section 203 of the Delaware General Corporation Law.............................28
        (v)    Disclosure........................................................................................28

4.      Representations And Warranties Of The Buyer And The Transitory Subsidiary................................28

        (a)    Organization......................................................................................28
        (b)    Financing.........................................................................................29
        (c)    Authorization of Transaction......................................................................29
        (d)    Noncontravention..................................................................................29
        (e)    Brokers' Fees.....................................................................................30

                                       i

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        (f)    Disclosure........................................................................................30
        (g)    Financial Statements; Undisclosed Liabilities.....................................................30
        (h)    Absence of Litigation.............................................................................30
        (i)    Transitory Subsidiary.............................................................................31

5.      Covenants................................................................................................31

        (a)    General...........................................................................................31
        (b)    Notices and Consents..............................................................................31
        (c)    Regulatory Matters and Approvals..................................................................31
        (d)    Fairness Opinion..................................................................................32
        (e)    Financing.........................................................................................32
        (f)    Operation of Business.............................................................................32
        (g)    Access............................................................................................34
        (h)    Notice of Developments............................................................................35
        (i)    No Solicitation...................................................................................35
        (j)    Indemnification and Insurance.....................................................................36
        (k)    Employment Matters................................................................................37
        (l)    Guaranties........................................................................................38
        (m)    Proxy Solicitations...............................................................................38
        (n)    Solvency Opinion..................................................................................38
        (o)    Intentionally omitted ............................................................................38

6.      Conditions To Obligation To Close........................................................................38

        (a)    Conditions to Obligation of the Buyer and the Transitory Subsidiary...............................38
        (b)    Conditions to Obligation of the Company...........................................................40

7.      Termination..............................................................................................41

        (a)    Termination of Agreement..........................................................................41
        (b)    Effect of Termination.............................................................................42

8.      Miscellaneous............................................................................................44

        (a)    Survival..........................................................................................44
        (b)    Press Releases and Public Announcements...........................................................44
        (c)    No Third-Party Beneficiaries......................................................................44
        (d)    Entire Agreement..................................................................................44
        (e)    Succession and Assignment.........................................................................45
        (f)    Counterparts......................................................................................45
        (g)    Headings..........................................................................................45
        (h)    Notices...........................................................................................45
        (i)    Governing Law.....................................................................................46
        (j)    Amendments and Waivers............................................................................46
        (k)    Severability......................................................................................46
        (l)    Expenses..........................................................................................47
        (m)    Construction......................................................................................47
        (n)    Incorporation of Exhibits and Schedules...........................................................47

                                       ii

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Exhibits and Schedules

Exhibit A - Form of Certificate of Merger

Exhibit B - Form of Certificate of Incorporation

Exhibit C - Form of Bylaws

Exhibit D - Intentionally Omitted

Exhibit E - Permitted Investments

Exhibit F - Comprehensive Schedule of Options

Exhibit G - Form of Opinion of Counsel to the Company

Exhibit H - Form of Opinion of Counsel to the Buyer and the Transitory
            Subsidiary

Exhibit I - Form of Guaranties

Exhibit J - Financing Commitments

Disclosure Schedule - Exceptions to Representations and Warranties


                                       iii


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                                MERGER AGREEMENT


         THIS MERGER AGREEMENT ("AGREEMENT") is entered into as of the 29th day of July 2002 among T ACQUISITION, L.P., a Delaware limited partnership (the "BUYER"), T ACQUISITION CO, a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), and TAB PRODUCTS CO., a Delaware corporation (the "COMPANY"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "PARTIES."

         This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Company for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into the Company.

         In connection herewith, each of the directors of the Company, who are stockholders of Company, and Steel Partners II, L.P. and certain Affiliates and Henry Investment Trust, L.P. and certain Affiliates, have simultaneously with the execution and delivery of this Agreement entered into Voting/Support Agreements with the Buyer pursuant to which such stockholders have agreed to vote their respective Company Shares in favor of the transactions contemplated hereby ("VOTING/SUPPORT AGREEMENTS").

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.       DEFINITIONS.

         "ACQUISITION PROPOSAL" means a proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or equity securities of the Company or any of the Company's Subsidiaries, other than the transactions contemplated by this Agreement.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AMPULSKI AGREEMENT" has the meaning set forth in Section 3(b)(i) below.

         "BREAK-UP FEE" has the meaning set forth in Section 7(b)(ii) below.

         "BUYER" has the meaning set forth in the preface above.

         "BUYER BREAK-UP FEE" has the meaning set forth in Section 7(b)(iii) below.

         "BUYER-OWNED SHARE" means any Company Share that the Buyer, the Transitory Subsidiary or any of their Affiliates beneficially owns.

         "CAPITAL EXPENDITURE BUDGET" has the meaning set forth in Section 3(i)(v) below.

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         "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(c)
below.

         "CLOSING" has the meaning set forth in Section 2(b) below.

         "CLOSING DATE" has the meaning set forth in Section 2(b) below.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning set forth in the preface above.

         "COMPANY SHARE" means any share of the Common Stock, $.01 par value per share, of the Company, including the associated Rights.

         "COMPANY STOCKHOLDER" means any Person who or which holds any Company Shares.

         "CONFIDENTIALITY AGREEMENT" has the meaning set forth in
Section 5(g) below.

         "DEFINITIVE FINANCING AGREEMENTS" has the meaning set forth in
Section 5(e) below.

         "DEFINITIVE PROXY MATERIALS" means the definitive proxy materials relating to the Special Meeting.

         "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "DISSENTING SHARE" means any Company Share which any stockholder who or which has properly exercised and properly perfected his, her or its appraisal rights under the Delaware General Corporation Law holds of record.

         "EFFECTIVE TIME" has the meaning set forth in Section 2(d)(i) below.

         "EMPLOYEE BENEFIT PLAN" means an Employee Pension Benefit Plan and an Employee Welfare Benefit Plan.

         "EMPLOYEE PENSION BENEFIT PLAN" means a plan defined in Section 3(2) of ERISA.

         "EMPLOYEE WELFARE BENEFIT PLAN" means a plan defined in Section 3(1) of ERISA.

         "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign statutes, regulations and ordinances, all applicable final judicial and administrative orders and determinations, all contractual obligations and all applicable common law concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any


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hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "EQUITY INCENTIVE PLANS" means the Tab Products Co. 2001 Stock Option Plan, the Tab Products Co. 2001 Nonstatutory Stock Option Plan, the Tab Products Co. 1996 Outside Directors Stock Option Plan, the Tab Products Co. 1991 Stock Option Plan, and any other plan, program, agreement or arrangement providing for the issuance or grant of any interest in respect of capital stock of the Company and disclosed on the Disclosure Schedule.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "ERISA AFFILIATE" means an entity or trade or business (whether or not incorporated) that is a member of a "controlled group" of which the Company is a member or under "common control" with the Company (within the meaning of Section 414(b) and (c) of the Code).

         "FACILITIES" has the meaning set forth in Section 4(b) below.

         "FAIRNESS OPINION" has the meaning set forth in Section 3(d) below.

         "FINANCING COMMITMENTS" means (a) the financing commitment letter dated June 6, 2002, between LaSalle Bank National Association and HS Morgan Limited Partnership, (b) the financing commitment letter dated June 25, 2002, among Banc One Mezzanine Corporation, HS Morgan L.P., Workstream, Hamilton Sorter Co., Inc. and New Maverick Desk, Inc., (c) the Commitment Term Sheet regarding the $3.5 million Senior Note to be issued by HS Morgan Limited Partnership to Workstream,
(d) the letter dated June 25, 2002 from Morgan Schiff & Co. to Workstream regarding MS TP Limited Partnership, and (e) the letter dated June 26, 2002 from Workstream to HS Morgan Limited Partnership regarding the repayment of a $3.5 million 10% Junior Subordinated Note, all as attached hereto as EXHIBIT J.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "HEALTH AND SAFETY LAWS" means all federal, state, local and foreign statutes, regulations and ordinances, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety and workers or occupational health and safety.

         "IMPROVEMENTS" has the meaning set forth in Section 3(k)(iv) below.

         "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill


                                      - 3 -
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associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), other than off-the-shelf computer software, (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

         "IRS" means the United States Internal Revenue Service.

         "KNOWLEDGE" means actual knowledge after reasonable investigation under the circumstances (a) with respect to Company, of Gary Ampulski and Donald Hotz and (b) with respect to Buyer or Transitory Subsidiary, of any of Thaddeus Jaroszewicz, Philip Ean Cohen, and John Boustead.

         "LEASED REAL PROPERTY" has the meaning set forth in Section 3(l)(ii) below.

         "LIENS" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN Permitted Encumbrances.

         "MATERIAL ADVERSE EFFECT" means, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have, or would be reasonably likely to have, a material adverse effect on the business, operations, assets, condition (financial or otherwise), results of operations or liabilities of such party and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect principally attributable to any of the following shall be disregarded: (i) general economic, business or financial market conditions; (ii) in the case of determining a Material Adverse Effect on Company, conditions in the industries in which Company operates, which conditions do not materially disproportionately affect Company, (iii) the taking of any action required by this Agreement; (iv) the announcement or pendency of this Agreement and/or the Merger, including any shareholder "strike" suits, actions or similar proceedings arising in connection with the Merger; (v) any attrition among the sales employees or other distribution agents of Company and its Subsidiaries resulting from the announcement or pendency of this Agreement and/or the Merger and any resulting effects on sales and other financial results of Company and its Subsidiaries; (vi) in the case of determining a Material Adverse Effect on Company, the breach of this Agreement by Buyer or Transitory Subsidiary; (vii) in the case of determining a Material Adverse Effect on Buyer, the breach of this Agreement by Company and (viii) in the case of determining a Material Adverse Effect on the Company, any breach of the Confidentiality Agreement arising after the date hereof.

         "MERGER" has the meaning set forth in Section 2(a) below.

         "MERGER CONSIDERATION" has the meaning set forth in Section 2(d)(v) below.

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         "MULTIEMPLOYER PLAN" means a plan defined in Section 3(37) or Section
4001(a)(3) of ERISA.

         "NON-U.S. SUBSIDIARY" means a Subsidiary organized under the laws of a jurisdiction located outside of the United States.

         "OPTION" has the meaning set forth in Section 2(f)(i) below.

         "OPTION CONSIDERATION" has the meaning set forth in Section 2(f)(i) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "OWNED REAL PROPERTY" has the meaning set forth in Section 3(l)(i) below.

         "PARTY" has the meaning set forth in the preface above.

         "PAYING AGENT" has the meaning set forth in Section 2(e) below.

         "PAYMENT FUND" has the meaning set forth in Section 2(e) below.

         "PBGC" means the Pension Benefit Guaranty Corporation, described in ERISA Section 4002.

         "PERMITTED ENCUMBRANCES" means (a) mechanic's, materialman's, and similar liens relating to obligations not yet due and payable; (b) liens for Taxes, assessments or governmental charges or levies not yet due and payable or for Taxes, assessments or governmental charges or levies that the taxpayer is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements disclosed on the Disclosure Schedule; (d) recorded easements, restrictive covenants, rights of way and other similar imperfections of title not materially adversely affecting the Buyer's or the Surviving Corporation's use of the assets affected; (e) zoning, building and other similar restrictions; and (f) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) or any other entity.

         "PROHIBITED TRANSACTION" means a transaction within the meaning of
Section 4975 of the Code or Section 406 of ERISA.

         "REAL PROPERTY" has the meaning set forth in Section 3(l)(iii) below.

         "REAL PROPERTY LAWS" has the meaning set forth in Section 3(l)(vi) below.


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         "REQUISITE STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the then-outstanding Company Shares in favor of this Agreement and the Merger.

         "RIGHTS" means the Common Stock purchase rights pursuant to the Rights Agreement.

         "RIGHTS AGREEMENT" means the Rights Agreement dated as of October 24, 1996, between Company and Mellon Investor Services, L.L.C. (f/k/a ChaseMellon Shareholder Services, L.L.C.), as amended.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SPECIAL MEETING" has the meaning set forth in Section 5(c)(ii) below.

         "SUBSIDIARY" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "SUPERIOR ACQUISITION PROPOSAL" means a bona fide Acquisition Proposal made by a Person other than Buyer, which a majority of the members of the Company's Board of Directors determines, after consultation with its financial advisors and Company's outside legal counsel, in good faith (i) to be more favorable to the Company Stockholders from a financial point of view than the Merger; and (ii) to be reasonably capable of being consummated.

         "SURVIVING CORPORATION" has the meaning set forth in Section 2(a) below.

         "TAX" or "TAXES" means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, but not be limited to, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), custom duties, capital stock, franchise, profits, withholding (employment, backup, foreign, or otherwise), social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, other tax of any kind whatsoever, or other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld, or collected and whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TERMINATION DATE" has the meaning set forth in Section 7(ii) below.


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         "TRANSITORY SUBSIDIARY" has the meaning set forth in the preface above.

         "U.S. SUBSIDIARY" means a Subsidiary organized under the laws of a jurisdiction located within the United States.

         "VOTING/SUPPORT AGREEMENTS" has the meaning set forth in the preface above.

         "WARRANT" means the Tab Products Co. Common Stock Purchase Warrant issued to SpencerStuart and exercisable for the purchase of 13,000 Company Shares, as amended, a copy of which has been provided to Buyer.

         "WORKSTREAM FINANCIAL STATEMENTS" has the meaning set forth in
Section 4(g) below.

         "WORKSTREAM" means Workstream Inc., a Delaware corporation and an Affiliate of Buyer and Subsidiary.

2.       BASIC TRANSACTION.

         (a) THE MERGER. On and subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law, the Transitory Subsidiary will merge with and into the Company (the "MERGER") at the Effective Time. The Company shall be the corporation surviving the Merger (in this capacity, the "SURVIVING CORPORATION").

         (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

         (c) ACTIONS AT THE CLOSING. At the Closing: (i) the Company will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 6(a) below; (ii) the Buyer and the Transitory Subsidiary will deliver to the Company the various certificates, instruments and documents referred to in Section 6(b) below;
(iii) the Company and the Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF MERGER"); and (iv) the Buyer will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in this Section 2.

         (d) EFFECT OF MERGER.

                  (i) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Company and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any

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         document) in the name and on behalf of either the Company or the
         Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety at and as of the Effective Time in the form attached hereto as EXHIBIT B.

                  (iii) BYLAWS. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time in the form attached hereto as EXHIBIT C.

                  (iv) DIRECTORS AND OFFICERS. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office). Except as otherwise requested in writing by the Buyer, the officers of the Company shall become the officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and being subject to removal by action of the Surviving Corporation's Board of Directors).

                  (v) CONVERSION OF COMPANY SHARES. At and as of the Effective Time, (A) each Company Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive an amount (the "MERGER CONSIDERATION") equal to $5.85 in cash (without interest), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law as provided in Section 2(h) below, (C) each Buyer-owned Share shall be canceled, and (D) each Company Share owned by Company or any of its Subsidiaries shall be canceled; PROVIDED, HOWEVER, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Shares outstanding. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

                  (vi) CONVERSION OF CAPITAL STOCK OF THE TRANSITORY SUBSIDIARY. At and as of the Effective Time, each share of Common Stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

         (e) PROCEDURE FOR PAYMENT.

                  (i) Simultaneously with and as a condition to the Effective
         Time: (A) the Buyer will furnish, or will cause the Surviving Corporation to furnish, to a commercial bank or trust company or similar financial institution mutually acceptable to Buyer and the Company (the "PAYING AGENT") a corpus (the "PAYMENT FUND") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Company Shares (other than any Dissenting Shares and Buyer-owned Shares); and (B) the Buyer will cause the Paying

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         Agent to mail a letter of transmittal (with instructions for its use)
         in form reasonably acceptable to each of the Company and the Buyer to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates which represented his, her or its Company Shares against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding Company Shares.

                  (ii) The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund as soon as practicable after the Effective Time. Upon surrender of a certificate representing Company Shares for cancellation to the Paying Agent together with a letter of transmittal, duly executed, or an "agents message" in the case of a book entry transfer, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (1) the number of Company Shares formerly represented by such certificate, multiplied by
         (2) $5.85. If any holder of a certificate shall be unable to surrender such holder's certificates because such certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

                  (iii) The Buyer may cause the Paying Agent to invest the cash included in the Payment Fund in one or more of the permitted investments set forth on EXHIBIT E attached hereto; PROVIDED, HOWEVER, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Buyer will replace, or will cause the Surviving Corporation to replace, promptly any portion of the Payment Fund which the Paying Agent loses through investments.

                  (iv) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

                  (v) The Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

         (f) STOCK OPTION PLANS AND WARRANTS.

                  (i) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (A) each then outstanding option (each, an "OPTION" and collectively, the "OPTIONS") to purchase or acquire Company Shares under any of the Equity Incentive Plans and pursuant to the Ampulski Agreement, whether or not then exercisable or vested, shall become fully exercisable and vested (a correct and complete schedule of all such Options being attached hereto as EXHIBIT F), (B) each Option that is then outstanding shall be canceled as of the Effective Time and (C) in consideration of such cancellation, (x) each Option with a per share exercise price of less than $5.85 shall, as of the Effective Time, represent for all purposes only the right to receive an amount in cash equal to the difference between $5.85 and the per share exercise price of such Option, multiplied by the number of Company Shares subject to such Option (such amount in cash as described above being hereinafter referred to as the "OPTION CONSIDERATION"), payable as provided in Section 2(f)(ii) but in each case net of all applicable federal, state and local withholding Taxes and similar deductions and (y) each Option with a per share exercise price of $5.85 or above shall be deemed not to have any rights after the Effective Time.

                  (ii) Upon the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, pay to each holder of an Option the Option Consideration in respect thereof (net of all applicable withholding Taxes and similar deductions); provided, however, that with respect to any Person subject to Section 16(a) of the Securities Exchange Act, any such Option Consideration shall not be payable until the first date payment can be made without liability to such Person under Section 16(b) of the Securities Exchange Act, but shall be paid as soon as practicable thereafter. No interest shall be paid or accrued on the Option Consideration. Until settled in accordance with the provisions of this Section 2(f), each Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

                  (iii) At the Effective Time, the Warrant, pursuant to the terms thereof, shall be canceled and in consideration of such cancellation, the Warrant shall represent for all purposes only the right to receive an amount in cash equal to the difference between $5.85 and the per share exercise price of the Warrant multiplied by the number of Company Shares subject to the Warrant.

                  (iv) Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company or any Subsidiary (or any respective committees thereof) to take such actions as are allowed by the Equity Incentive Plans) to ensure that (A) following the Effective Time, no holder of an Option nor any party to or participant in any of the Equity Incentive Plans shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (B) the Equity Incentive Plans shall terminate as of the Effective Time. The Company represents and warrants that no such action shall require the vote or consent of the holders of Company Shares.

         (g) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         (h) DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration. Company Stockholders holding Dissenting Shares instead shall be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the Delaware General Corporation Law, except that all Dissenting Shares held by Company Stockholders who shall have failed to properly perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such Company Shares under Section 262 of the Delaware General Corporation Law shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration. The Company shall not take (or permit to be taken) any action with respect to any holder of Company Shares who or that has demanded appraisal of his, her or its Company Shares, including (without limitation) compromising or entering into a settlement with respect to such demand, without the express prior written consent of the Buyer.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the closing date were substituted for the date of this Agreement throughout this Section 3), except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date and except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of Company and its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to be so authorized or be in good standing would not have a Material Adverse Effect on Company. Each of Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists the directors and officers of each of Company and its Subsidiaries.

         (b) CAPITALIZATION.

                  (i) As of the date hereof, the authorized shares of capital stock of Company consist of: (A) 25,000,000 shares of Common Stock, par value $.01 per share, of which 5,123,915 Company Shares are issued and outstanding and 2,678,469 Company Shares are held by Company in its treasury; and (B) 500,000 shares of preferred stock, 200,000 of which have been designated as Series A Preferred Stock and none of which are issued and outstanding. As of the date hereof, 927,750 Company Shares were reserved for issuance but not issued under the Equity Incentive Plans, 13,000 Company Shares were reserved for issuance but not issued in connection with the Warrant, and 250,000 Company Shares were reserved for issuance but not issued in connection with options granted to Gary Ampulski effective as of December 14, 2000 pursuant to a Nonqualified Stock Option Agreement (the "AMPULSKI AGREEMENT"). As of the date hereof, except as set forth in this Section 3(b)(i) and except pursuant to the Rights Agreement, no Company Shares or other securities of Company were issued, reserved for issuance or outstanding.

                  (ii) EXHIBIT F is a true and complete list as of the date hereof of each outstanding stock option and warrant of any nature, incentive, nonqualified or otherwise outstanding under the Equity Incentive Plans (including the Options), the Warrant and the Ampulski Agreement and a total thereof, including the exercise prices thereof, all agreements to issue restricted Company Shares and the amount and terms of all outstanding restricted Company Shares issued by Company.

                  (iii) All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to, and were not issued in violation of, any preemptive rights and were not issued in violation of federal or applicable state securities laws and regulations. There are no bonds, debentures, notes or other indebtedness of Company or of any other entity convertible into or exchangeable for Company Shares.

                  (iv) Except as set forth in Section 3(b) of the Disclosure Schedule and other than the Rights Agreement, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any Company Subsidiary is a party or by which such entity is bound, obligating Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                  (v) Except as set forth in Section 3(b) of the Disclosure Schedule, all dividends or distributions on Company Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

                  (vi) Except as set forth in Section 3(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company or any Company Subsidiary. Except as set forth in
         Section 3(b) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Company.

         (c) SUBSIDIARIES. Section 3(c) of the Disclosure Schedule sets forth for each Subsidiary of Company: (i) its name and jurisdiction of organization and (ii) the number of shares of authorized capital stock of each class of its capital stock or other equity interests. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Company have been duly authorized and are validly issued, fully paid, and nonassessable and are owned by the Company, except for the issued and outstanding shares of each of Tab Products Pty Ltd. and Tab Products Australia Pty Limited, all of which are owned by Tab Products of Canada Limited. Company and/or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Company. None of Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Company. Except for the Subsidiaries set forth in Section 3(c) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

         (d) AUTHORIZATION OF TRANSACTION. This Agreement and the Merger have been approved by the unanimous vote of the Company's Board of Directors, after receipt of a fairness opinion from the Company's financial adviser (the "FAIRNESS OPINION"), a copy of which has been provided to Buyer. The Company Board of Directors have unanimously recommended to the holders of the Company Shares that they vote in favor of this Agreement and the Merger. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; PROVIDED, HOWEVER, that the Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

         (e) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.


                  (i) Company has filed or, as applicable, will file, all required reports, schedules, forms, statements and other documents with the SEC since June 1, 2000, (the "COMPANY SEC DOCUMENTS"). Except as set forth on Section 3(e)(i) of the Disclosure Schedule, all of the Company SEC documents (other than preliminary material), as of their respective filings dates or as of the date of the last amendment thereof (if amended after filing), and, in the case of any registration statement under the Securities Act, its effective date, complied or will comply as to form in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents.
         None of the Company SEC Documents at the time of filing contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superceded by later Company SEC Documents filed on a non-confidential basis.

                  (ii) The consolidated financial statements of Company included in the Company SEC Documents, when filed, complied as to form, as of their respective filing dates, and the audited consolidated financial statements of Company for the fiscal year ended May 31, 2002, when filed, will comply as to form, as of their filing date, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented or will fairly represent, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC in all material respects, the consolidated financial position of Company and its Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act). The audited consolidated financial statements of Company for the fiscal year ended May 31, 2002 (including the footnotes thereto), when filed, will not differ in any material respect from the draft unaudited consolidated financial statements of the Company for the fiscal year ended May 31, 2002 provided to Buyer and attached hereto as
         Section 3(e)(ii) of the Disclosure Schedule. Section 3(e)(ii) of the Disclosure Schedule sets forth all Company Subsidiaries which are not consolidated for accounting purposes as of the date hereof.

                  (iii) Except for liabilities and obligations set forth in the Company SEC Documents or in Section 3(e)(iii) of the Disclosure Schedule, neither Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations under this Agreement relating to or in connection with the Merger, (ii) liabilities and obligations incurred in the Ordinary Course of Business since June 1, 2002 or (iii) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on Company.

         (f) NONCONTRAVENTION. Except as set forth on Section 3(f) of the Disclosure Schedule, neither the execution and the delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any of Company and its U.S. Subsidiaries and, to the Knowledge of Company, its Non-U.S. Subsidiaries, is subject or any provision of the charter or bylaws of any of Company and its Subsidiaries; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Liens upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Liens would not have a Material Adverse Effect on Company. Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act and the state securities laws and the notice required under the Investment Canada Act, none of Company and its U.S. Subsidiaries and, to the Knowledge of Company, its Non-U.S. Subsidiaries, needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on Company.

         (g) BROKERS' FEES; SCHEDULE OF TRANSACTION FEES. Except for fees payable to TM Capital Corp., pursuant to the letter agreement dated
September 27, 2000 between the Company and TM Capital Corp. (a true, complete and correct copy of which has been provided to the Buyer), none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement. Section 3(g) of the Disclosure Schedule sets forth the Company's good faith estimate of all fees and expenses incurred or to be incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

         (h) TITLE TO ASSETS. Except as set forth on Section 3(h) of the Disclosure Schedule, Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since June 1, 2002.

         (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Except as set forth on Section 3(i) of the Disclosure Schedule, and except in connection with the negotiation and execution and delivery of this Agreement and the consummation of the Merger, since June 1, 2002 and through the date hereof,
(i) each of the Company and its Subsidiaries has conducted its respective business, in all material respects, only in the Ordinary Course of Business, and (ii) there has not been any event or events (whether or not covered by insurance), that have had, or would be reasonably expected to have, a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger. Except as set forth on Section 3(i) of the Disclosure Schedule, without limiting the generality of the foregoing, since June 1, 2002 and through the date hereof,

                  (i) none of Company and its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                  (ii) none of Company and its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

                  (iii) no party (including any of Company and its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of Company and its Subsidiaries is a party or by which any of them is bound;

                  (iv) none of Company and its Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible;

                  (v) none of Company and its Subsidiaries has made any capital expenditures in excess of the capital expenditure budget for the first fiscal quarter of 2003 as set forth in the capital expenditure budget for fiscal year 2003 previously provided to the Buyer and attached hereto as Schedule 3(i)(v) (the "CAPITAL EXPENDITURE BUDGET");

                  (vi) none of Company and its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

                  (vii) Company and its Subsidiaries have not created, incurred, assumed, or guaranteed more than $25,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                  (viii) none of Company and its Subsidiaries has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

                  (ix) there has been no change made or authorized in the charter or bylaws of any of Company and its Subsidiaries;

                  (x) none of Company and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock or other securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other securities;

                  (xi) none of Company and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock (other than in connection with the TAB Products Co. Tax Deferred Savings Plan in the Ordinary Course of Business);

                  (xii) none of Company and its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xiii) none of Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiv) none of Company and its Subsidiaries has entered into any employment contract providing for annual compensation in excess of $100,000 or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xv) none of Company and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) none of Company and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xvii) none of Company and its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) none of Company and its Subsidiaries has made any loans or advances of money in each case in excess of $10,000; and,

                  (xix) none of Company and its Subsidiaries has committed to any of the foregoing.

         (j) LEGAL COMPLIANCE. Each of Company and its Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder, including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et. seq., the Truth in Negotiations Act, 10 U.S.C. Section 2306(a) et seq., 41 U.S.C. Section 254(b) et seq. and other federal and state laws pertaining to government procurement) of federal, state, local, and foreign governments (and all agencies thereof), and all Health and Safety Laws, and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (k) TAXES. Except as set forth in the Company SEC Documents or on Section 3(k) of the Disclosure Schedule:

                  (i) Company and its Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all Tax Returns required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all Taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related Taxes shown on such returns. Neither Company nor any Subsidiary is, nor will any of them become, subject to any material additional Taxes, interest, penalties or other similar charges with respect to the Tax Returns referred to in the first sentence of this Section 3(k). No assessments or notices of deficiency or other communications have been received by Company, nor, to the Knowledge of Company, have any been threatened, with respect to any such Tax Return that has not been paid, discharged or fully reserved for by Company, and no amendments or applications for refund have been filed or are planned with respect to any such return. Company does not have any material liabilities for Taxes that have not been accrued for or reserved for by Company, whether asserted or unasserted, contingent or otherwise.

                  (ii) There are no agreements between Company or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any Tax Return, and neither Company nor any of its Subsidiaries has filed any consent or election under the Code, including, without limitation, any election under Section 341(f) of the Code.

                  (iii) Neither Company nor any of its Subsidiaries has made any payments and none of them is obligated to make any payments, and none of them is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under
         Section 280G of the Code.

                  (iv) Company and its Subsidiaries (A) have withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of Company and its Subsidiaries, (B) have correctly and properly prepared and duly and timely filed all Tax Returns relating to those amounts withheld from their officers and employees and to their employer liability for employment Taxes under the Code and applicable state and local laws and (C) have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment Taxes.

                  (v) Section 3(k) of the Disclosure Schedule sets forth a complete and correct list of all currently ongoing audits and examinations of the Tax Returns of, and all pending ruling requests by, the Company or any of its Subsidiaries as well as a complete and correct list of all material, unresolved Tax-related reports and statements of deficiencies received by the Company or any of its Subsidiaries since June 1, 1999. The Company has given the Buyer access to complete and correct copies of all federal corporate income tax returns filed by the Company or any of its Subsidiaries with respect to years 1999, 2000 and 2001. The Company has not changed its Tax-related principles or practices from those reflected in the federal corporate tax returns filed by the Company and its Subsidiaries with respect to fiscal year 2001.

                  (vi) Neither Company nor any of its Subsidiaries is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

         (l) REAL PROPERTY.

                  (i) Section 3(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of real property the fee interest in which is owned by Company or a Company Subsidiary ("OWNED REAL PROPERTY"). With respect to each parcel of Owned Real Property:

                           (a) Company or one of its Subsidiaries has fee simple
                  title, free and clear of all Liens;

                           (b) except as set forth in Section 3(l)(i)(B) of the
                  Disclosure Schedule, none of Company or its Subsidiaries currently leases or otherwise has granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

                           (c) there are no outstanding options, rights of first
                  offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or material interest therein.

                  (ii) Section 3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of real property leased by Company or a Company Subsidiary ("LEASED REAL PROPERTY"), and a correct and complete list of all leases for each such Leased Real Property (including the date and name of the parties to such lease document). Company has delivered to Buyer a correct and complete copy of each such lease document, and in the case of any oral lease, a written summary of the material terms of such lease. Except as set forth in Section 3(l)(ii) of the Disclosure Schedule, with respect to each of the leases:

                           (a) such lease is legal, valid, binding and
                  enforceable on Company or its applicable Subsidiary and is in full force and effect;

                           (b) the transaction contemplated by this Agreement
                  does not require the consent of any other party to such lease, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding and enforceable on Company or its applicable Subsidiary and in full force and effect on identical terms following the Closing;

                           (c) None of Company, its Subsidiaries or, to the
                  Knowledge of the Company, any other party to the lease is in breach or default under such lease, and, to the Knowledge of Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease;

                  (iii) The Owned Real Property identified in Section 3(l)(i) of the Disclosure Schedule, and the Leased Real Property identified in
         Section 3(l)(ii) of the Disclosure Schedule (collectively, the "REAL PROPERTY") comprise all of the real property used or intended to be used in the business of Company and its Subsidiaries; and none of Company or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

                  (iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the "IMPROVEMENTS") are in good condition and repair and sufficient for the operation of the business of Company and its Subsidiaries. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Company and its Subsidiaries as currently conducted thereon.

                  (v) None of the Company or its Subsidiaries has received written notice of any condemnation or other proceeding in eminent domain affecting any material portion of any parcel of Owned Real Property. There is no injunction, decree, order, writ or judgment outstanding, nor any material claims, litigation, administrative actions or similar proceedings, pending or, to the Knowledge of Company, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any material portion thereof, or the operation of the business of Company and its Subsidiaries as currently conducted thereon.

                  (vi) To the Knowledge of Company, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, affecting the Real Property (collectively the "REAL PROPERTY Laws"). None of Company or its Subsidiaries has received any notice of any material violation of any Real Property Law, and to the Knowledge of the Company, there is no basis for the issuance of any such notice.

                  (vii) To the Knowledge of Company, Company's and its Subsidiaries' use or occupancy of the Real Property or any portion thereof and the operation of the business of Company and its Subsidiaries as currently conducted thereon is not dependent on a "permitted on-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any governmental authority.

         (m) INTELLECTUAL PROPERTY.

                  (i) None of Company and its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of Company and its Subsidiaries has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Without limiting the generality of the foregoing, none of the Company or any of the Subsidiaries has failed to make any required seat license or other license, royalty or other payment to the owners or licensor of software or other Intellectual Property. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any of Company and its Subsidiaries in any material respect.

                  (ii) Section 3(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of Company and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of Company and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, or other permission which any of Company and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Company has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Section 3(m)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item (other than off-the-shelf computer software) used by any of Company and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(m)(ii) of the Disclosure Schedule:

                           (a) Company and its Subsidiaries possess all right,
                  title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

                           (b) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (c) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Company, is threatened, that challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (d) except as described on Section 3(m)(ii) of the
                  Disclosure Schedule, none of Company and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iii) Section 3(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of Company and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
         Section 3(m)(iii) of the Disclosure Schedule:

                           (a) the license, sublicense, agreement, or permission
                  covering the item is legal, valid, binding and enforceable on Company or its Subsidiaries, as applicable, and in full force and effect in all material respects;

                           (b) neither Company nor any of its Subsidiaries nor,
                  to the Knowledge of Company, any other party to the license, sublicense, agreement, or permission, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           (c) no party to the license, sublicense, agreement,
                  or permission has repudiated any material provision thereof;

                           (d) except as described on Section 3(m)(iii) of the
                  Disclosure Schedule, none of Company and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

                           (e) no loss or expiration of any material item is
                  threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Company or its Subsidiaries, including without limitation, a failure by Company or its Subsidiaries to pay any required maintenance fees).

         (n) CONTRACTS. Section 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which any of Company and its Subsidiaries is a party as of the date hereof:

                  (i) any agreement entered into since January 1, 1999, for the purchase or other acquisition by Company of all or any material portion of the assets or equity securities of any Person or for the sale, transfer or other disposition by Company of all or any material portion of its assets or equity securities;

                  (ii) any agreement (or group of related agreements or series of agreements with a common lessor or lessee) for the lease of personal property to or from any Person providing for lease payments in each case in excess of $20,000 per annum;

                  (iii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year;

                  (iv) other than sales of products, inventory and other personal property or the furnishing or receipt of services by the Company in the Ordinary Course of Business and purchases by the Company of raw materials, commodities, supplies, products or other personal property in the Ordinary Course of Business not involving performance that will extend over a period of more than one year, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services involving consideration in each case in excess of $25,000;

                  (v) any agreement concerning a partnership or joint venture;

                  (vi) any agreement (or group of related agreements or series of agreements with a common lessor or lender) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or other liabilities, or any capitalized lease obligation, in each case in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

                  (vii) any material agreement primarily concerning confidentiality or noncompetition;

                  (viii) any material agreement with any of the Affiliates of Company (other than Company and its Subsidiaries);

                  (ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (x) any collective bargaining agreement;

                  (xi) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in each case in excess of $50,000 or providing material severance benefits;

                  (xii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

                  (xiv) any agreement under which Company or any of its Subsidiaries has advanced or loaned any other Person amounts currently outstanding in the aggregate exceeding $20,000;

                  (xv) any other agreement (or group of related agreements) outside the Ordinary Course of Business the performance of which involves consideration in each case in excess of $100,000; or

                  (xvi) any agreement providing primarily for indemnification by the Company or any Subsidiary of any director, officer, employee or agent of the Company, or any Subsidiary.

         Except as otherwise indicated on Section 3(n) of the Disclosure Schedule, Company has made available to Buyer a correct and complete copy of each written agreement listed in Section 3(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is the legal, valid and binding obligation of Company or a Company Subsidiary, enforceable against Company or such Subsidiary in accordance with its terms, and in full force and effect in all material respects; (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of Company, any other Party thereto is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither the Company nor any of its Subsidiaries nor, to the Knowledge of Company, any other Party thereto has repudiated any material provision of the agreement.

         (o) INSURANCE. Each of Company and its Subsidiaries has insurance policies in full force and effect for such amounts as are customary for Persons conducting businesses and owning assets similar in nature and scope to those of the Company and the Company Subsidiaries. Section 3(o) of the Disclosure Schedule lists each such insurance policy, the insurer, the policy term and scope and amount of coverage. The Company will make available to Buyer correct and complete copies of each such insurance policy promptly upon the Company's receipt thereof. Section 3(o) of the Disclosure Schedule describes in reasonable detail any material self-insurance arrangements affecting any of Company and its Subsidiaries.

         (p) LITIGATION. Section 3(p) of the Disclosure Schedule sets forth each instance in which any of Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or
(ii) is a party or, to the Knowledge of Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         (q) EMPLOYEES. Except as the result of the announcement of or pendency of this Agreement, to the Knowledge of Company, no executive, key employee, or significant group of employees plans to terminate employment with any of Company and its Subsidiaries during the 12 months period following the date hereof. None of Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Company does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Company and its Subsidiaries.

         (r) EMPLOYEE BENEFITS.

                  (i) Section 3(r) of the Disclosure Schedule lists each Employee Benefit Plan that any of Company and its Subsidiaries maintains or to which any of Company and its Subsidiaries contributes or has any obligation to contribute.

                           (a) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) has been maintained, funded and administered in material accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (b) All required IRS Forms 5500 and all required
                  material reports and descriptions, summary annual reports, and summary plan descriptions have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

                           (c) All contributions (including all employer
                  contributions and employee salary reduction contributions) have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           (d) Each such Employee Benefit Plan which is intended
                  to meet the requirements of a "qualified plan" under Code
                  Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and the Company is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

                           (e) Company has delivered to Buyer correct and
                  complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report

                  (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

                  (ii) With respect to each Employee Benefit Plan that any of Company, its Subsidiaries, and any ERISA Affiliate maintains, to which any of them contributes, or has any obligation to contribute, or with respect to which any of them has any material liability or material potential liability:

                           (a) No proceeding by the PBGC to terminate any such
                  Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) has been instituted or, to the Knowledge of Company, threatened.

                           (b) There have been no Prohibited Transactions with
                  respect to any such Employee Benefit Plan. Neither Company nor any Subsidiaries have any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Company and its Subsidiaries, threatened.

                           (c) To the Knowledge of Company, no event has
                  occurred which creates, and no circumstances exist pursuant to which Company or its Subsidiaries would reasonably be expected to incur, material liability for a violation by Company of ERISA, the Code, PBGC and COBRA. Company has not received any notice asserting any such material liability.

                  (iii) None of Company, its Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA
         Section 4201), under or with respect to any Multiemployer Plan.

                  (iv) Except as set forth on Section 3(r) of the Disclosure Schedule, none of the Company or its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or any of its Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.

         (s) ENVIRONMENTAL MATTERS.

                  (i) Each of Company, its Subsidiaries, and their respective Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental Laws.

              (ii) Without limiting the generality of the foregoing, each of Company, its Subsidiaries, and their respective Affiliates, has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on Section 3(s) of the Disclosure Schedule.

                  (iii) None of Company or its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

                  (iv) None of Company, its Subsidiaries, or any of their respective predecessor or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any hazardous substance regulated under Environmental Laws, or owned or operated any property or facility in violation of any Environmental Law.

         (t) CERTAIN BUSINESS RELATIONSHIPS WITH COMPANY AND ITS SUBSIDIARIES. None of Company's and its Subsidiaries' directors, officers, employees, and shareholders have been involved in any material business arrangement or relationship with any of Company or its Subsidiaries within the past 12 months, and none of Company's and its Subsidiaries' directors, officers, employees, and shareholders owns any material asset, tangible or intangible, which is used in the business of any of Company or its Subsidiaries.

         (u) RIGHTS AGREEMENT; SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. The Company has taken all action that may be necessary (including amending the Rights Agreement, a complete and correct copy of which amendment has been delivered to the Buyer) so that (i) neither the execution and delivery of this Agreement and the Voting/Support Agreements, nor any amendments thereto approved by the Board of Directors of Company prior to the termination of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, including the Merger, shall cause (A) Buyer or Transitory Subsidiary to become an Acquiring Person (as defined in the Rights Agreement), (B) the occurrence of a Distribution Date (as defined in the Rights Agreement), (C) the occurrence of a Flip-In Event (as defined in the Rights Agreement) or (D) the occurrence of a Stock Acquisition Date (as defined in the Rights Agreement); and (ii) the Rights shall expire upon the Effective Time. The Company has taken all actions that may be necessary to approve this Agreement and the Voting/Support Agreements and the transactions contemplated hereby and thereby in accordance with
Section 203(a)(1) of the Delaware General Corporation Law. The Company's Continuing Directors (as defined in the Company's Certificate of Incorporation) have taken all actions that may be necessary to approve the Business Combination (as defined in the Company's Certificate of Incorporation) contemplated by this Agreement in accordance with Article Seventh of the Company's Certificate of Incorporation.

         (v) DISCLOSURE. The Definitive Proxy Materials will comply as to form with the Securities Exchange Act in all material respects. None of the information that the Company will supply specifically for use in the Definitive Proxy Materials will, at the time supplied, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in the light of the circumstances under which they will be made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that the Buyer or the Transitory Subsidiary will supply specifically for use in the Definitive Proxy Statement.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this agreement throughout this Section 4), except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date and except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

         (a) ORGANIZATION. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Buyer and its Subsidiaries, including the Transitory Subsidiary, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Buyer and its Subsidiaries, including Transitory Subsidiary, has full corporate, partnership or other entity power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Immediately prior to the Merger, all of the issued and outstanding capital stock of Transitory Subsidiary will be owned directly by Buyer free and clear of any Liens, other than Liens arising in connection with the Definitive Financing Agreements. A majority of the partnership interests of Buyer will be owned directly by MS TP Limited Partnership and HS Morgan Limited Partnership free and clear of any Liens, other than Liens arising in connection with the Definitive Financing Agreements. Buyer and Transitory Subsidiary have heretofore made available to the Company true, complete and correct copies of their respective limited partnership agreement and certificate of incorporation and bylaws.

         (b) FINANCING. The Buyer has furnished to the Company correct and complete copies of the Financing Commitments committing to provide the Buyer and the Transitory Subsidiary with the financing (the "FACILITIES") they will require in order to consummate the Merger and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. Assuming that the Company and its Subsidiaries possess not less than $8 million in cash accessible in the United States and Canada at the Closing Date, Buyer, together with such cash at the Company and its Subsidiaries, will have at the Effective Time, sufficient cash and available funds to enable it to pay the Merger Consideration payable hereunder and to pay all fees and expenses in connection therewith.

         (c) AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

         (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on Buyer or Transitory Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on Buyer or Transitory Subsidiary or the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) BROKERS' FEES. Neither the Buyer nor Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Company and its Subsidiaries could become liable or obligated.

         (f) DISCLOSURE. None of the information that the Buyer and the Transitory Subsidiary will supply specifically for use in the Definitive Proxy Materials will, at the time supplied, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading. Notwithstanding the foregoing, the Buyer and the Transitory Subsidiary make no representation or warranty with respect to any information that the Company will supply specifically for use in the Definitive Proxy Statement.

         (g) FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Prior to the date hereof, Buyer has provided to the Company correct and complete copies of the audited consolidated financial statements for the years ended March 31, 2002 and 2001 and unaudited financial statements for the quarter ended June 30, 2002 of Workstream (the "WORKSTREAM FINANCIAL STATEMENTS"). The

Workstream Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of Workstream and its Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the Workstream Financial Statements, neither Workstream nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations under this Agreement relating to or in connection with the Merger, (ii) liabilities and obligations incurred in the Ordinary Course of Business since March 31, 2002 or (iii) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on Workstream and its Subsidiaries, taken as a whole.

         (h) ABSENCE OF LITIGATION. There are no material claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the Knowledge of Buyer, threatened (or to the Knowledge of Buyer, any governmental or regulatory investigation pending or threatened) against Buyer or any property or rights of Buyer or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

         (i) TRANSITORY SUBSIDIARY. Transitory Subsidiary was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement, including the Merger.

5. COVENANTS. The parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) GENERAL. Each of the Parties will use its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) NOTICES AND CONSENTS. The Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents required in connection with the Merger that the Buyer reasonably may request.

         (c) REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 5(b) above. Without limiting the generality of the foregoing:

                  (i) SECURITIES EXCHANGE ACT AND STATE SECURITIES LAWS. The Company will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. The Company will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will provide the Company, with whatever information and assistance in connection with the foregoing filings that the Company reasonably may request. All filings with the SEC and all mailings to the Company Stockholders prepared by Company in connection with the Merger, including the proxy statement, shall be subject to the prior review and comment of the Buyer.

                  (ii) STOCKHOLDERS MEETING. Company shall take all action in accordance with the United States federal securities laws, the Delaware General Corporate Law and the Company's Certificate of Incorporation and By-laws necessary to duly call, give notice of, convene and hold a special meeting of the Company Stockholders (the "SPECIAL MEETING") to be held on the earliest practicable date determined in consultation with Buyer to consider and vote upon approval of this Agreement. Company shall, except as provided in this Section 5(c)(ii), through the Board of Directors of Company, recommend to the Company Stockholders approval of this Agreement and include such recommendation in the Definitive Proxy Statement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Buyer its recommendation. However, the Board of Directors of Company shall be permitted to (i) not recommend to the Company Stockholders that they approve the Agreement or (ii) withdraw, modify or change the recommendation of Company's Board in a manner adverse to Buyer, and, in such event, not solicit votes in favor of such approval, if the Board of Directors of Company believes in good faith, after consultation with outside legal counsel, that the failure to so withhold, withdraw or modify its recommendation would reasonably be expected to cause a failure to comply with its fiduciary duties under applicable laws. Unless and until this Agreement is terminated, Company shall ensure that the Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Special Meeting are solicited, in compliance in all material respects with all applicable laws.

                  (iii) BUYER-OWNED SHARES. Buyer shall cause the holders of Buyer-owned Shares to agree to vote all of their respective Buyer-owned Shares in favor of the Merger at the Special Meeting, and shall obtain the agreement of such holders of Buyer-owned Shares not to exercise any appraisal rights under the Delaware General Corporation Law.

                  (iv) Intentionally omitted.

         (d) FAIRNESS OPINION. Buyer and Transitory Subsidiary acknowledge that the Fairness Opinion has been rendered for the benefit of the Special Committee and Board of Directors of the Company and may not be relied upon by Buyer, Transitory Subsidiary or any of their Affiliates.

         (e) FINANCING. The Buyer and the Transitory Subsidiary (and their Affiliates, as applicable) will enter into definitive agreements (the "DEFINITIVE FINANCING AGREEMENTS") as soon as practicable on terms and conditions substantially in accordance with the Financing Commitments attached hereto as EXHIBIT J, or with replacement or alternative financing commitments reasonably acceptable to the Company, but in any event no later than 50 calendar days from the date hereof. The Buyer will furnish correct and complete copies of the Definitive Financing Agreements to the Company. In the event any or all of the Facilities become unavailable for any reason or alternative financing sources, reasonably acceptable to Company, become available, the Buyer and the Transitory Subsidiary will obtain replacement financing on substantially equivalent terms and conditions from alternative sources, but in any event no later than 50 calendar days from the date hereof. The Company covenants that it shall (and shall cause its Subsidiaries to) cooperate and promptly after the Buyer's request take all actions reasonably necessary or appropriate to assist the Buyer in entering into the Definitive Financing Agreements no later than 50 calendar days from the date hereof. Any provision of this Agreement to the contrary notwithstanding, the Company will not have any obligation to mail the Definitive Proxy Statement to the Company Stockholders until the Buyer has delivered fully-executed copies of the Definitive Financing Agreements to the Company.

         (f) OPERATION OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing Date or the earlier termination of this Agreement, the Company will not (and will not cause or permit any of its Subsidiaries to), except as expressly contemplated or permitted by this Agreement or to the extent Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. For the avoidance of doubt, in the Ordinary Course of Business, Company will use commercially reasonable efforts to maximize available cash balances and working capital levels. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement or to the extent Buyer shall otherwise consent in writing:

                  (i) none of the Company and its Subsidiaries will authorize or effect any change in its charter or bylaws, or except as contemplated in Section 3(u), in the Rights Agreement (including as such a change any redemption of the rights thereunder);

                  (ii) none of the Company and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or other securities or issue, sell, or otherwise dispose of any of its capital stock or other securities (except upon the conversion or exercise of options, warrants, and other rights currently outstanding and disclosed on EXHIBIT F);

                  (iii) none of the Company and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock (other than acquisitions in connection with the TAB Products Co. Tax Deferred Savings Plan in the Ordinary Course of Business);

                  (iv) except as set forth on Section 5(f)(iv), none of the Company and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or other liabilities or capitalized lease obligation;

                  (v) none of the Company and its Subsidiaries will: (A) impose any Lien upon any of its assets or (B) sell, lease, transfer or dispose of any of its assets outside the Ordinary Course of Business, except as set forth on Section 5(f)(v) of the Disclosure Schedules;

                  (vi) except as set forth on Section 5(f)(vi), none of the Company and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

                  (vii) except as set forth on Section 5(f)(vii) of the Disclosure Schedule, none of the Company and its Subsidiaries will alter or modify in any material respect, any of its dealer agreements, sales commission structures, agreements with channel partners, territorial arrangements with dealers or others or product offerings;

                  (viii) except as set forth on Section 5(f)(viii) of the Disclosure Schedule, none of the Company and its Subsidiaries will enter into any employment or consulting agreement that provides for aggregate annual compensation in excess of $100,000 or any collective bargaining agreement, or make any material change in employment terms outside of the Ordinary Course of Business, or will grant, enter into, amend, modify or terminate any agreements or arrangements for any severance or golden parachute payments, for any of its directors, officers, and employees.

                  (ix) other than in connection with the replacement of a material piece or pieces of equipment necessary to maintain the operation of the Company's or any of its Subsidiaries' business as a result of the material damage or destruction of such equipment, none of the Company and its Subsidiaries will make any capital expenditures in any fiscal quarter that would be reasonably likely to cause Company to exceed the capital expenditure budget for such fiscal quarter set forth in the Capital Expenditure Budget by more than $100,000 in the aggregate, provided, however, that the total amount of capital expenditures in excess of the Capital Expenditure Budget for fiscal 2003 shall not exceed $100,000;

                  (x) none of the Company and its Subsidiaries will cause any insurance coverage to lapse or terminate unless the coverage is replaced by substantially similar insurance coverage;

                  (xi) none of the Company and its Subsidiaries will change or modify its accounting principles or practices or change or modify its Tax-related principles or practices other than actions in the Ordinary Course of Business and as advised by Company's regular independent accountants;

                  (xii) none of the Company and its Subsidiaries will settle or compromise any pending or threatened litigation or other proceedings involving money damages in excess of $25,000, individually or $100,000 in the aggregate, except for claims asserted by Company or its Subsidiaries;

                  (xiii) none of the Company and its Subsidiaries will take (or permit to be taken) any action that would violate or result in a breach of Section 3 hereof in any material respect; and,

                  (xiv) none of the Company and its Subsidiaries will commit to any of the foregoing.

         (g) ACCESS. The Company will (and will cause each of its Subsidiaries to) permit representatives of the Buyer (including, without limitation, representatives of the institutions providing financing to the Buyer), to have reasonable access upon reasonable prior notice to Company and during normal business hours to all premises, properties, executive officers, employees, dealers, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law or governmental order requires Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a third party or (iii) the information is subject to the attorney-client privilege. Without limiting the generality of the foregoing, the Company shall, reasonably promptly after the execution of this Agreement, arrange for meetings of Buyer representatives with each of: (A) Messrs. Perez, Beattie, Nogle and Rauscher; (B) the Company's dealers; and (C) the Company's branch employees, sales executives and managers; PROVIDED, HOWEVER, that with respect to the meetings referred to in clauses (B) and (C), Buyer shall consult with Mr. Gary Ampulski in advance of the holding of such meetings and, at the Company's election, a representative of the Company shall be present at such meetings. Each of the Buyer and the Transitory Subsidiary will, and will cause its representatives, counsel and agents to, treat and hold as confidential any information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this Section 5(g), will not use any of such information except in connection with this Agreement, and such information shall otherwise be subject to the provisions of the confidentiality letter, dated February 14, 2002, between Company and Hamilton Sorter Co., Inc. (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect after the date hereof in accordance with its terms.

         (h) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the others of (i) any material adverse development causing any of its own representations and warranties in Section 3 and Section 4 above to be untrue or inaccurate at any time from the date hereof until the Closing Date, and (ii) the failure of such Party to comply with or satisfy in any material respect any consent, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (i) NO SOLICITATION. Company agrees that, during the term of this Agreement, it shall not, and shall not authorize and will use best efforts not to permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries with respect to or the making of any Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than Buyer or its respective directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED that, at any time prior to the approval of this Agreement by the

Company Stockholders, Company may (i) furnish information to, and negotiate or otherwise engage in discussions with, any person that delivers a written Acquisition Proposal, or (ii) recommend to the Company Stockholders, an Acquisition Proposal that was not solicited or encouraged, except to the extent explicitly permitted by this Section 5(i), after the date of this Agreement if and so long as the Board of Directors of Company believes in good faith as determined by a majority vote, after consultation with its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable laws and believes in good faith, after consulting with its financial advisors and Company's outside legal counsel, that such proposal is a Superior Acquisition Proposal; PROVIDED, FURTHER, that, prior to furnishing any information to such person, Company shall enter into a confidentiality agreement that is no less restrictive, in any material respect, than the Confidentiality Agreement. Company will immediately cease all existing activities, discussions and negotiations with any persons conducted prior to the date of this Agreement with respect to any Acquisition Proposal and request the return of all confidential information regarding Company provided to any such persons prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the approval of this Agreement by the Company Stockholders, the Board of Directors of Company receives a Superior Acquisition Proposal that was not solicited or encouraged, except to the extent permitted by this Section 5(i), and the Board of Directors of Company believes in good faith based upon the advice of its outside legal counsel that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board of Directors of Company, the Board of Directors of Company may (subject to this Section 5(i) and Section 5(c)(ii)) withdraw, modify or change, in a manner adverse to Buyer, the Company's recommendation of the Agreement and/or comply with Rule 14e-2 under the Exchange Act with respect to such Superior Acquisition Proposal, PROVIDED that Company gives Buyer three days' prior written notice of its intention to do so (PROVIDED that the foregoing shall in no way limit or otherwise affect any party's right to terminate this Agreement pursuant to Section 7 hereof). Simultaneously with any termination of this Agreement by the Company pursuant to Section 7(a)(vi), Company shall pay Buyer the Break-up Fee contemplated by Section 7(b) hereof. From and after the execution of this Agreement, Company shall promptly (but in any event within 48 hours) advise Buyer in writing of the receipt, directly or indirectly, of any inquiries or proposals or the participation by or on behalf of Company in any discussions or negotiations, relating to an Acquisition Proposal (including, in each case, the specific terms and status thereof and the identity of the other person or persons involved) and promptly furnish to Buyer a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. The Company will keep Buyer informed on a current basis of the status of such discussions and negotiations. In addition, Company shall promptly advise Buyer, in writing, if the Board of Directors of Company shall make any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of this Section 5(i).

         (j) INDEMNIFICATION AND INSURANCE.

                  (i) For six years after the Effective Time, the Surviving Corporation shall not, and Buyer shall cause the Surviving Corporation not to, (A) amend or otherwise modify in a manner adverse to the directors and officers, and the Buyer and the Surviving Corporation shall cause to remain in full force and effect, Article VIII of the Bylaws of the Surviving Corporation in the form attached hereto as EXHIBIT C, with respect to the indemnification of, and advancement of expenses to, past and present directors and officers of the Company and its Subsidiaries and (B) amend or otherwise modify in a manner adverse to the directors, officers or employees party thereto any indemnification agreements in effect as of the date hereof between the Company and any of its directors, officers and employees.

                  (ii) For six years after the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, maintain in effect the Company's current directors' and officers' liability insurance or a tail policy covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount substantially similar to those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 5(j) in excess of 200% of the aggregate premiums paid by the Company in fiscal 2002 for such purpose; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Buyer agrees, and will cause the Surviving Corporation, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 5(j).

                  (iii) The provisions of this Section 5(j) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individuals may have by contract or otherwise. The obligations of the Surviving Corporation under this
         Section 5(j) shall not be terminated or modified in such a manner as to adversely affect any indemnitees to whom this Section 5(j) applies without the consent of such affected indemnitee.

                  (iv) In the event that after the Effective Time the Surviving Corporation (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that any successor or assign of the Surviving Corporation shall assume the obligations set forth in this
         Section 5(j).

         (k) EMPLOYMENT MATTERS.

                  (i) For not less than one year following the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, maintain and provide health and welfare benefits, such as medical, dental and hospitalization insurance, disability benefits and life insurance, and a 401(k) plan for employees and retired employees of the Company and its Subsidiaries that, in the aggregate, are reasonably comparable to the health and welfare benefits and 401(k) plan (other than any matching provisions) generally available to employees and retired employees of the Company as of the date hereof. For not less than one year following the Effective Time, employees of the Company or any Subsidiary shall receive full credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. In addition, for not less than one year following the Effective Time, the Surviving Corporation shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Buyer or its Affiliates and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

                  (ii) The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, comply with the terms of any employment agreement (including, without limitation, with respect to any payments due upon termination of any such agreement), severance agreement, termination agreement, change of control agreement or "golden parachute" agreement to which the Company or any of its Subsidiaries is a party on the date hereof.

         (l) GUARANTIES. Simultaneously with the execution of this Agreement, the Buyer shall provide to the Company unconditional guaranties from each of MS TP Limited Partnership and HS Morgan Limited Partnership, of the Buyer's and the Transitory Subsidiary's obligations under this Agreement in the form attached hereto as EXHIBIT I.

         (m) PROXY SOLICITATIONS. During the term of this Agreement and for a period of six months following any termination of this Agreement pursuant to
Section 7(a)(iv) Buyer and Transitory Subsidiary shall not, and Buyer and Transitory Subsidiary shall cause its Affiliates not to, engage in any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the Securities Exchange Act) or otherwise engage in any proxy contest or otherwise seek or propose to influence or control the Board of Directors, management or policies of Company and its Subsidiaries; PROVIDED, HOWEVER, that during such six-month period following any such termination of this Agreement pursuant to Section 7(a)(iv), Buyer and Transitory Subsidiary and their Affiliates may engage in any such solicitation of proxies or other proxy contest for the purpose of challenging or competing with any Acquisition Proposal (other than the Merger). Unless otherwise required by any court of competent jurisdiction, as long as this Agreement is in effect, Company agrees not to convene its annual meeting of stockholders.

         (n) SOLVENCY OPINION. At the Buyer's request, the Company shall (and shall cause its Subsidiaries to) cooperate and take all actions reasonably necessary and appropriate to assist the Buyer in obtaining, on or prior to the Closing Date, a solvency opinion with respect to the Surviving Corporation.

         (o) Intentionally omitted.

6. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval, and the number of Dissenting Shares excluding any Buyer-owned Shares that are also Dissenting Shares, shall not exceed ten percent (10%) of the number of outstanding Company Shares;

                  (ii) the Company and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

                  (iii) the representations and warranties set forth in
         Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date;

                  (iv) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (v) no Material Adverse Effect shall have occurred from the date of this Agreement to the Closing Date;

                  (vi) as of the Closing Date, the Company and its Subsidiaries shall have cash accessible in the United States and Canada in the amount of $8 million;

                  (vii) as of the Closing Date, trade accounts payable days of the Company and its Subsidiaries (computed as total trade accounts payable at Closing DIVIDED by the latest 12 months' cost of revenues MULTIPLIED by 365) shall not exceed 60;

                  (viii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

                  (ix) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(viii) is satisfied in all respects;

                  (x) Intentionally omitted.

                  (xi) the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion in form and substance as set forth in EXHIBIT G attached hereto, addressed to the Buyer and the Transitory Subsidiary, and dated as of the Closing Date;

                 (xii) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries and also of each officer of the Company and its Subsidiaries whom the Buyer shall have specified in writing at least five business days prior to the Closing, PROVIDED that notwithstanding his or her resignation, each resigning officer shall be paid the amount due under any employment or change of control agreement that would be paid upon an involuntary termination immediately following the Closing;

                  (xiii) None of the following shall have occurred and be continuing (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market or material adverse decline by at least 25% over any five consecutive trading days in the value of the Dow Jones Industrial Average, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or any material disruption in commercial banking services or any limit on the extension of credit generally by banks or other financial institutions, or (iii) the commencement of a war by the United States, other than the current "war on terrorism", in each case, where the occurrence of each such event has a material adverse effect on the Buyer's ability to draw down its financing; and

                  (xiv) the Company and its Subsidiaries shall not have outstanding, due or payable more than a total of $900,000 in fees, costs and expenses from services rendered by or on behalf of any of its brokers, accountants, investment bankers, attorneys or other representatives retained or used by the Company and its Subsidiaries in connection with the negotiation of this Agreement and the consummation of the transaction contemplated hereby.

         The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) Intentionally omitted.

                  (ii) Buyer and the Transitory Subsidiary (and their Affiliates, as applicable) shall have entered into the Definitive Financing Agreements and obtained all of the financing they will require in order to consummate the Merger and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing on terms and conditions substantially in accordance with the Financing Commitments;

                  (iii) the representations and warranties set forth in
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date;

                  (iv) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (v) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

                  (vi) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(v) is satisfied in all respects;

                  (vii) this Agreement and the Merger shall have received the Requisite Stockholder Approval; and

                  (viii) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance as set forth in EXHIBIT H attached hereto, addressed to the Company, and dated as of the Closing Date.

         The Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7. TERMINATION.

         (a) TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) either the Buyer or the Company may terminate this Agreement by giving written notice to the other at any time prior to the Effective Time, if the Effective Time shall not have occurred on or before January 15, 2003 (the "TERMINATION DATE"), provided, however, that the right to terminate this Agreement under this Section 7(a)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, or primarily contributed to, the failure of the Effective Time to occur on or before the Termination Date;

                  (iii) Buyer may terminate this Agreement, if there has been any inaccuracy in or breach of any of the Company's representations or warranties, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in
         Section 6(a) are not capable of being satisfied on or before the Termination Date; provided, however, that before Buyer may terminate this Agreement under this Section 7(a)(iii), it shall deliver written notice to the Company specifying such breach in reasonable detail and shall give the Company a period of 30 days following receipt of such notice in which to cure such breach, regardless of whether such 30-day period extends beyond the Termination Date;

                  (iv) Company may terminate this Agreement, if (A) there has been any inaccuracy in or breach of any of Buyer's or Transitory Subsidiary's representations or warranties, (B) Buyer or Transitory Subsidiary shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in Section 6(b) are not capable of being satisfied on or before the Termination Date, or (C) at any time after the 50-day period referenced in Section 5(e), any of the Definitive Financing Agreements is terminated or any of the financing available thereunder is otherwise withdrawn; provided, however, that before the Company may terminate this Agreement under this Section
         7(a)(iv), it shall deliver written notice to Buyer specifying such breach in reasonable detail and shall give Buyer a period of 30 days following receipt of such notice in which to cure such breach, regardless of whether such 30-day period extends beyond the Termination Date; and provided further, however, that notwithstanding the foregoing, no such 30-day cure period shall apply to, and the Company may immediately terminate this Agreement upon, any misrepresentation or omission in the representation set forth in Section 4(b), the breach of the covenants contained in
         Section 5(e) or any such termination or withdrawal described in clause (C) of this Section 7(a)(iv).

                  (v) either Buyer or Company may terminate this Agreement by giving written notice to the other at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval;

                  (vi) the Company may terminate this Agreement by giving written notice to the Buyer prior to the tabulation of votes from the Special Meeting if the Company's Board of Directors shall have withdrawn or modified its recommendation of the Merger or this Agreement in accordance with Section 5(c)(ii) or Section 5(i), or approved, recommended or entered into, a Superior Acquisition Proposal; or

                  (vii) Buyer may terminate this Agreement by giving written notice to the Company if (A) prior to the Special Meeting, the Company's Board of Directors shall have withdrawn or modified in any manner adverse to Buyer its recommendation of the Merger or this Agreement or shall have approved, recommended or entered into, a Superior Acquisition Proposal, or (B) the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal.

(b) EFFECT OF TERMINATION.

                  (i) If the Parties terminate this Agreement pursuant to
         Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; PROVIDED, HOWEVER, that the confidentiality provisions contained in
         Section 5(g) above and the provisions of this Section 7(b) and
         Section 8 shall survive any such termination.

                  (ii) If the Agreement is terminated pursuant to
         Section 7(a)(vi) or Section 7(a)(vii) above, or if the Buyer terminates this Agreement pursuant to Section 7(a)(iii) and, within six months from the date of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal, or if this Agreement is terminated pursuant to Section 7(a)(v) and, prior to the Special Meeting, an Acquisition Proposal shall have been publicly announced, then the Company shall pay the Buyer, as a termination fee, a sum equal to $1,500,000 (the "BREAK-UP FEE"); provided, however, that, notwithstanding the foregoing, such amount shall not be payable if Buyer or Transitory Subsidiary is in material breach of this Agreement at the time of such termination.

                  (iii) If Company shall terminate this Agreement pursuant to Section 7(a)(iv) on account of any misrepresentation or omission in the representation of the Buyer and the Transitory Subsidiary set forth in Section 4(b), the breach of the covenants of the Buyer and the Transitory Subsidiary contained in Section 5(e), the failure of the conditions set forth in Section 6(b)(ii) to be satisfied (while the condition set forth in Section 6(a)(xiii) is satisfied), or a termination or withdrawal described in Section 7(a)(iv)(C), then Buyer shall pay to Company, as a termination fee, a sum equal to $1,500,000 (the "BUYER BREAK-UP FEE"); provided, however, that, notwithstanding the foregoing, such Buyer Break-up Fee shall not be payable if the Company is in material breach of this Agreement at the time of such termination.

                  (iv) If Buyer shall terminate this Agreement pursuant to Section 7(a)(iii), Company shall promptly reimburse Buyer for the amount of all documented out-of-pocket costs, fees and expenses reasonably incurred by Buyer or Transitory Subsidiary in connection with this Agreement and the Merger; PROVIDED, that, the Company's aggregate reimbursements pursuant to this Section 7(b)(iv) shall in no event exceed $500,000. If Company shall terminate this Agreement pursuant to Section 7(a)(iv), unless a Buyer Break-up Fee is then due, Buyer shall promptly reimburse Company for the amount of all documented out-of-pocket costs, fees and expenses reasonably incurred by Company in connection with this Agreement and the Merger; PROVIDED, that, the Buyer's aggregate reimbursements pursuant to this Section 7(b)(iv) shall in no event exceed $500,000.

                  (v) The Parties agree that the actual damages accruing from a termination of the Agreement pursuant to the subsections of Section 7(a) with respect to which the provisions of Section 7(b) provide for the payment of damages are incapable of precise estimation and would be difficult to prove, that the payment to the Buyer of the Break-up Fee and the payment of the Buyer Break-up Fee to Company shall constitute liquidated damages, that the rights to the Break-up Fee or the Buyer Break-up Fee, stipulated in this Section 7(b) bear a reasonable relationship to the potential injury likely to be sustained in the event of such a termination and that such stipulated rights to liquidated damages are intended by the Parties to provide just compensation in the event of such a termination and are not intended to compel performance or to constitute a penalty for nonperformance. Other than as set forth herein, payment of the Break-up Fee by Company shall terminate all of the Buyer's rights and remedies at law or in equity against Company in respect of a termination of this Agreement pursuant to the subsections of Section 7(a) with respect to which the provisions of Section 7(b) provide for the payment of damages. Other than as set forth herein, payment of the Buyer Break-up Fee by the Buyer shall terminate all of the Company's rights and remedies at law or in equity against the Buyer or the Transitory Subsidiary or their Affiliates in respect of a termination of this Agreement pursuant to the subsections of Section 7(a) with respect to which the provisions of Section 7(b) provide for the payment of damages. Except as otherwise provided in Section 5(i), the Break-up Fee shall be paid by Company to Buyer in immediately available funds within three days after the date of the event giving rise to the obligation to make such payment occurred and interest at the prime rate, published in Midwest Edition of THE WALL STREET JOURNAL, shall accrue on the Break-up Fee thereafter.
         The Buyer Break-up Fee shall be paid by Buyer to

         Company in immediately available funds within three days after the date of the event giving rise to the obligation to make such payment occurred and interest at the prime rate, published in Midwest Edition of THE WALL STREET JOURNAL, shall accrue on the Buyer Break-up Fee thereafter.

8. MISCELLANEOUS.

         (a) SURVIVAL. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning payment of the Merger Consideration and the provisions in Section 5(j) above concerning insurance and indemnification and Section 5(k) concerning employment matters) will survive the Effective Time.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make, after consultation with the other Parties to give them a reasonable opportunity to comment on the disclosure, any public disclosure it believes in good faith after consultation with counsel is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

         (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Company Stockholders and (ii) the provisions in Section 5(j) above concerning insurance and indemnification and
Section 5(k)(ii) concerning employment matters are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein and the Exhibits and Schedules attached hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, other than the Confidentiality Agreement.

         (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


IF TO THE COMPANY:                                           WITH A REQUIRED COPY TO (WHICH SHALL NOT CONSTITUTE
      Tab Products Co.                                       NOTICE):
      935 Lakeview Parkway                                        Barack Ferrazzano Kirschbaum
      Suite 195                                                      Perlman & Nagelberg LLC
      Vernon Hills, IL  60061                                     333 W. Wacker Drive, Suite 2700
      Attention:  Mr. Jerry K. Myers                              Chicago, Illinois  60606
      Telecopy:  (847) 968-5451                                   Attention:  John E. Freechack, Esq.
                                                                  Telecopy:  (312) 984-3150

IF TO THE BUYER OR THE TRANSITORY SUBSIDIARY:                WITH A REQUIRED COPY TO (WHICH SHALL NOT CONSTITUTE
      Workstream Inc.                                        NOTICE):
      608 Mercantile Center                                       Morgan Schiff & Co., Inc.
      414 Walnut Street                                           26th Floor East
      Cincinnati, Ohio  45202                                     280 Park Avenue
      Attention:  Mr. Thaddeus Jaroszewicz                        New York, New York  10017
      Telecopy:  (513) 241-0332                                   Attention:  J. Carr Gamble, III, Esq.
                                                                  Telecopy:  (212) 548-6755

                                                             AND

                                                                  Skadden, Arps, Slate, Meagher & Flom
                                                                  Four Times Square
                                                                  New York, New York  10036
                                                                  Attention:  Richard J. Grossman, Esq.
                                                                  Telecopy:  (917) 777-2116

                                                             AND

                                                                  Keating, Muething & Klekamp, PLL
                                                                  1400 Provident Tower
                                                                  One East Fourth Street
                                                                  Cincinnati, Ohio  45202
                                                                  Attention:  Edward E. Steiner, Esq.
                                                                  Telecopy:  (513) 579-6578


         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

         (j) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) EXPENSES. Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "INCLUDING" shall mean including without limitation.

         (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

                               T ACQUISITION L.P.

                               BY: MSTP, LLC, Its General Partner

                                  By:
                                     -----------------------------
                                     Thaddeus S. Jaroszewicz
                                     President

                               T ACQUISITION CO.

                               By:
                                  --------------------------------
                                  Thaddeus S. Jaroszewicz
                                  Its President


                               TAB PRODUCTS CO.

                               By:
                                  -------------------------------------------
                               Title:
                                     ----------------------------------------